Exhibit 99

Investor Contact	Media Contact
Matt Rohrmann	Anna Kukowski
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	anna.kukowski@axiscapital.com
+1 212 940 3339	+ 1 212 715 3574

AXIS Capital Appoints Anne Melissa Dowling to Board of Directors; Announces Retirement of Robert Friedman and Maurice Keane

PEMBROKE, Bermuda, December 10, 2019 – AXIS Capital Holdings Limited (“AXIS” or “the Company”) (NYSE: AXS) announced today that Anne Melissa Dowling has been appointed to the Company’s Board of Directors, effective January 1, 2020. Ms. Dowling will serve as a member of the Company’s Audit, Corporate Governance and Nominating, and Finance Committees.

“Anne Melissa is an exceptional leader whose career in insurance has been highlighted by innovation and achievement, as well as expertise in helping organizations navigate the intersection of insurance and innovative and transformational technology,” said Michael Butt, Chairman of AXIS.

Added Mr. Butt, “Anne Melissa also brings the perspective of having held leadership roles in corporations and in the public sector. During Anne Melissa’s private sector career, she helped guide businesses to achieve new heights of productivity and profitability and she has deep expertise in cultivating performance driven organizational cultures. I expect AXIS will benefit significantly from this experience coupled with her government and regulatory knowledge.”

Ms. Dowling most recently served as Director of Insurance for the State of Illinois Department of Insurance. Prior to that, she first served as Connecticut’s Deputy Commissioner of Insurance and then as its Acting Commissioner. Previously, Ms. Dowling had an accomplished career in international insurance investment and operating organizations, which included executive roles with Massachusetts Mutual (MMG), Aetna and Travelers. Ms. Dowling is a Chartered Financial Analyst (CFA) and a graduate of Amherst College and the Columbia University School of Business.

“Against the backdrop of a rapidly evolving (re)insurance marketplace, AXIS has clear and sound strategies to innovate across its businesses, all with a view toward scaling in areas of strength and building the new specialty businesses of the future to drive profitable growth,” said Ms. Dowling.

In tandem with Ms. Dowling’s appointment, AXIS announced that Robert Friedman and Maurice Keane will retire effective May 31, 2020. Mr. Friedman has served on the Board of Directors since the Company’s inception in November 2001, and Mr. Keane has served as a Company Director since September 2002. Ms. Dowling’s appointment brings the size of the Company’s Board of Directors to 13 members, 11 of whom are independent directors.

“Over the past two decades, Bob and Maurice have both played integral leadership roles in helping to guide the growth of AXIS from a start-up into a relevant player in the global (re)insurance market. The level of insight, strategic counsel and guidance that they provided cannot be overstated,” said Mr. Butt. “AXIS is indebted to Bob and Maurice for their tremendous service to our organization and the pivotal roles that they have played in growing our organization from the ground up.”

About AXIS Capital

AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at September 30, 2019 of $5.6 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and the Middle East. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A+" ("Superior") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com. Follow AXIS Capital on LinkedIn and Twitter.

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